EXHIBIT 10.2

Execution Version

AMENDMENT NO. 2 TO REIMBURSEMENT AGREEMENT

AMENDMENT NO. 2 TO REIMBURSEMENT AGREEMENT, dated as of June 25, 2021 (this “Agreement”), is entered into by and among EQUITABLE HOLDINGS, INC. (f/k/a AXA Equitable Holdings, Inc.), a Delaware corporation (the “Guarantor”), the Subsidiary Account Parties party hereto and NATIXIS, NEW YORK BRANCH, as LC Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Guarantor, the Subsidiary Account Parties party thereto and the LC Issuer entered into that certain Reimbursement Agreement, dated as of February 16, 2018 (as amended by that certain Amendment No. 1 to Reimbursement Agreement, dated as of March 22, 2021, and as further amended, amended and restated, supplemented, waived or otherwise modified prior to the date hereof, the “Reimbursement Agreement” and as further amended pursuant to this Agreement, the “Amended Reimbursement Agreement”; capitalized terms not otherwise defined in this Agreement have the same meanings as specified in the Reimbursement Agreement);

WHEREAS, the Guarantor has requested that the LC Issuer consent to certain amendments to the Reimbursement Agreement; and

WHEREAS, the Guarantor, the Subsidiary Account Parties and the LC Issuer have agreed to amend the Reimbursement Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1.Amendment to Reimbursement Agreement. Each of the parties hereto agrees that, effective on the Amendment No. 2 Effective Date (as defined below), the Reimbursement Agreement shall be amended as follows:

(a)the Reimbursement Agreement (including the exhibits thereto) is hereby amended in its entirety to read in the form Exhibit A attached hereto;

(b)Schedule I of the Reimbursement Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Schedule I attached hereto;

(c)Schedule II of the Reimbursement Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Schedule II attached hereto; and

(d)Schedule III of the Reimbursement Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Schedule III attached hereto.

SECTION 2.Reference to and Effect on the Credit Documents. (a)On and after the Amendment No. 2 Effective Date, each reference in the Reimbursement Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Reimbursement Agreement, and each reference in the other Credit Documents to “the Reimbursement Agreement”, “thereunder”, “thereof” or words of like import referring to the “Reimbursement Agreement”, shall

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mean and be a reference to the Reimbursement Agreement, as amended by this Agreement.  For the avoidance of doubt, this Agreement shall also constitute a Credit Document under the Amended Reimbursement Agreement.

(a)The Reimbursement Agreement, as specifically amended by this Agreement, and the other Credit Documents are, and shall continue to be, in full force and effect, and are hereby in all respects ratified and confirmed.

(b)Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the LC Issuer under the Reimbursement Agreement or any other Credit Document, nor shall it constitute a waiver of any provision of the Reimbursement Agreement or any Credit Document.

SECTION 3.Conditions of Effectiveness for Agreement.  This Agreement shall become effective as of the date (the “Amendment No. 2 Effective Date”) on which the following conditions shall have been satisfied (or waived by the LC Issuer):

(a)the LC Issuer shall have received counterparts of this Agreement executed by the Guarantor and the Subsidiary Account Parties party hereto;

(b)the representations and warranties contained in the Reimbursement Agreement and in this Agreement shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)no Default or Event of Default shall have occurred and be continuing after giving effect to this Agreement;

(d)to the extent invoiced at least two Business Days prior to the Amendment No. 2 Effective Date, all accrued fees and reasonable and documented fees and out-of-pocket expenses payable to the LC Issuer shall have been paid in accordance with Section 5 of this Agreement and Section 8.03 of the Reimbursement Agreement; and

(e)receipt by the LC Issuer of any information reasonably requested by the LC Issuer in order to comply with “know your customer” or similar identification requirements of the LC Issuer.

By releasing its signature page hereto, the Guarantor shall be deemed to have certified to the LC Issuer that the conditions set forth in clauses (b) and (c) above have been satisfied.

SECTION 4.Representations and Warranties.  The Guarantor hereby represents and warrants to the LC Issuer that:

(a)on and as of the date hereof (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Reimbursement

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Agreement as amended hereby and the other Credit Documents to which it is a party, and (ii) this Agreement has been duly authorized, executed and delivered by it;

(b)the representations and warranties set forth in Article IV of the Amended Reimbursement Agreement and in the other Credit Documents are true and correct in all material respects on and as of the Amendment No. 2 Effective Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(c)this Agreement, and the Reimbursement Agreement as amended hereby, constitute legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

SECTION 5.Costs and Expenses. The Guarantor agrees that all reasonable, documented and invoiced out-of-pocket expenses incurred by the LC Issuer in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder or in connection herewith are expenses that the Guarantor is required to pay or reimburse pursuant to, and in accordance with, Section 8.03 of the Reimbursement Agreement.

SECTION 6.Execution in Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.

Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 7.New York Law, Judicial Proceedings and Waiver of Jury Trial. This Agreement is subject to the provisions of Sections 8.06, 8.07 and 8.10 of the Reimbursement Agreement relating to governing law, waiver of trial by jury and submission to jurisdiction and venue, the provisions which are by this reference incorporated herein in full mutatis mutandis.

SECTION 8.Obligor Affirmation. Each Subsidiary Account Party party hereto hereby acknowledges and consents to this Agreement. The Guarantor and each Subsidiary Account

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Party party hereto hereby ratifies and confirms all of its respective obligations and liabilities under the Credit Documents (as amended by the Agreement) to which it is a party and ratifies and confirms that such obligations and liabilities remain in full force and effect.

SECTION 9.No Novation. This Agreement shall not extinguish the obligations for the payment of money outstanding under the Reimbursement Agreement.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Reimbursement Agreement or any instrument securing the same, which shall remain in full force and effect.  Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Obligors under any Credit Document from any of its obligations and liabilities as an Obligor under any of the Credit Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to Reimbursement Agreement to be executed by their respective authorized officers as of the date first above written.

GUARANTOR:

EQUITABLE HOLDINGS, INC.,
as Guarantor

By:	/s/ Robin M. Raju
Name:	Robin M. Raju
Title:	Senior Executive Vice President and Chief Executive Officer

[EQH – Signature Page to Amendment No. 2 to Reimbursement Agreement]

SUBSIDIARY ACCOUNT PARTIES:

EQ AZ LIFE RE COMPANY

By:	/s/ Yun Zhang
Name:	Yun Zhang
Title:	Senior Vice President, Chief Financial Officer and Treasurer

LC ISSUER:

NATIXIS, NEW YORK BRANCH,
as LC Issuer

By:	/s/ Guillaume de Parscau
Name:	Guillaume de Parscau
Title:	Managing Director

/s/ Abraham Edholm
Abraham Edholm
Vice President

[EQH – Signature Page to Amendment No. 2 to Reimbursement Agreement]

Execution Version

Exhibit A

REIMBURSEMENT AGREEMENT

dated as of

February 16, 2018

among

EQUITABLE HOLDINGS, INC.
as the Guarantor

the SUBSIDIARY ACCOUNT PARTIES

party hereto

and

NATIXIS, NEW YORK BRANCH,
as LC Issuer

$250,000,000

SECTION 8.11	Joinder and Termination of Subsidiary Account Party	52
SECTION 8.12	USA PATRIOT Act	52
SECTION 8.13	No Fiduciary Duty	52
SECTION 8.14	Right of Setoff	53
SECTION 8.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	53

EXHIBITS
Exhibit A	Form of Letter of Credit
Exhibit B-1	Form of Letter of Credit Request
Exhibit B-2	Form of Letter of Credit Application
Exhibit C	Form of Subsidiary Joinder Agreement
Exhibit D	Form of Subsidiary Termination Notice

SCHEDULES

Schedule I	Material Subsidiaries and Subsidiary Account Parties
Schedule II	Hybrid Instruments
Schedule III	Debt

REIMBURSEMENT AGREEMENT dated as of February 16, 2018 among: EQUITABLE HOLDINGS, INC., a Delaware corporation, the SUBSIDIARY ACCOUNT PARTIES party hereto and NATIXIS, NEW YORK BRANCH, as LC Issuer.

The Guarantor and the Subsidiary Account Parties have requested that the LC Issuer issue letters of credit of up to $250,000,000 in face amount at any one time outstanding issued for the account of the Subsidiary Account Parties, and the LC Issuer is prepared to issue such letters of credit upon the terms and conditions hereof.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01Definitions. The following terms, as used herein, have the following meanings:

“AB Entities” means AllianceBernstein Corporation, AllianceBernstein Holding L. P., AllianceBernstein L. P. and any of their subsidiaries.

“Adjusted Consolidated Net Worth” means, at any date, without duplication, the sum of (a) the consolidated shareholders’ equity, determined in accordance with GAAP, of the Guarantor and its Consolidated Subsidiaries, plus (b) the aggregate Hybrid Instrument Amount plus (c) the VA Adjustment Amount; provided that, in determining such Adjusted Consolidated Net Worth, there shall be excluded (i) any “Accumulated Other Comprehensive Income (Loss)” shown on the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries prepared in accordance with GAAP, (ii) the effect of any election under the fair value option in FASB ASC 825 permitting a Person to measure its financial assets or liabilities at the fair value thereof, and the related tax impact and (iii) all noncontrolling interests (as determined in accordance with Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”) shown on the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Reimbursement Agreement, as it may be amended or modified and in effect from time to time.

“Amendment No. 2 Effective Date” means June 25, 2021.

“Anti-Corruption Laws” has the meaning set forth in Section 4.16.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.16.

“Applicable Lending Office” means, as to the LC Issuer, its office, branch or Affiliate located at its address set forth on the signature pages hereto or such other office, branch or Affiliate of the LC Issuer as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Guarantor; provided that such Applicable Lending Office shall be located in the United States of America.

“Available Effective Date” means the initial date the conditions set forth in Section 3.01(a) are satisfied (or waived).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month interest period (the “Relevant LIBO Rate”) on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%, provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month interest period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, provided further that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Relevant LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Relevant LIBO Rate, respectively.

“Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the LC Issuer for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the LC Issuer, with the consent of the Guarantor (such consent not to be unreasonably withheld or delayed), as the replacement for the then-current Benchmark for the applicable

Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the LC Issuer in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the LC Issuer:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such interest period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such interest period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the LC Issuer, with the consent of the Guarantor (such consent not to be unreasonably withheld or delayed),  for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable

Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the LC Issuer in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Domestic Business Day,” the definition of “Euro-Dollar Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the LC Issuer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the LC Issuer in a manner substantially consistent with market practice (or, if the LC Issuer decides that adoption of any portion of such market practice is not administratively feasible or if the LC Issuer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the LC Issuer decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided by the LC Issuer to the Guarantor pursuant to Section 2.03(b); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the LC Issuer.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Change of Control” means any event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 35% or more of the outstanding shares of common stock of the Guarantor.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral Account” has the meaning set forth in Section 2.02(e).

“Commitment” means the commitment of the LC Issuer to issue Letters of Credit under Section 2.01(a), as expressed as an amount representing the maximum aggregate amount of the LC Issuer’s LC Exposure hereunder, as such commitment may be reduced from time to time pursuant to this Agreement. The amount of the LC Issuer’s Commitment is $250,000,000 as of the Effective Date.

“Commitment Availability Period” means the period from and including the Availability Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitment.

“Commitment Fee” has the meaning set forth in Section 2.03(a).

“Commitment Termination Date” means February 16, 2026 or, if such day is not a Domestic Business Day, the next preceding Domestic Business Day, as such date may be modified in accordance with Section 2.01(e).

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of the Guarantor in its consolidated financial statements if such statements were prepared as of such date; provided that, for purposes of Sections 4.04(a) and (b) and 5.01, the term “Consolidated Subsidiary” shall include each of the AB Entities and the Investment Entities to the extent the accounts of such entity are required to be consolidated with those of the Guarantor in its consolidated financial statements in accordance with GAAP; provided further that, for purposes of the calculation of Adjusted Consolidated Net Worth and Consolidated Total Indebtedness, the term “Consolidated Subsidiary” shall include each of the AB Entities to the extent the accounts of such entity are required to be consolidated with those of the Guarantor in the consolidated financial statements in accordance with GAAP but only to the extent of the Guarantor’s direct or indirect proportional ownership of the AB Entities.

“Consolidated Total Capitalization” means, at any date, for the Guarantor and its Consolidated Subsidiaries, the sum of, without duplication, (i) Consolidated Total Indebtedness plus (ii) Adjusted Consolidated Net Worth.

“Consolidated Total Indebtedness” means, at any date, for the Guarantor and its Consolidated Subsidiaries, the sum of, without duplication, (i) the aggregate amount of all Non-Operating Indebtedness plus (ii) the aggregate amount of all Disqualified Capital Stock and Hybrid Instruments of such Person to the extent such amount would not be included in the determination of Adjusted Consolidated Net Worth.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means (a) this Agreement, (b) the Guarantee Agreement and (c) with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (ii) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Daily Simple SOFR” means for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the LC Issuer in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the LC Issuer, then the LC Issuer may establish another convention in its reasonable discretion.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) all Debt of others Guaranteed by such Person, and (h) all obligations of such Person in respect of Disqualified Capital Stock (and, for the avoidance of doubt, Debt shall include Hybrid Instruments); provided that the definition of “Debt” does not include any obligations of such Person (x) under repurchase or reverse repurchase agreements to repurchase or resell (as applicable) securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (y) to return collateral pledged in respect of or in connection with the loan of such securities.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Financial Products” of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

“Disqualified Capital Stock” means that portion of any Capital Stock (other than Capital Stock that is solely redeemable, or at the election of the issuer thereof (not subject to any condition), may be redeemed, with Capital Stock that is not Disqualified Capital Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to 180 days after the first anniversary of the Commitment Termination Date.

“Disqualified Institution” means each of the (a) certain banks, financial institutions and other institutional lenders and Persons identified to the LC Issuer in writing on or prior to the date hereof, (b) bona fide competitors of the Guarantor and its Subsidiaries identified in writing by the Guarantor to the LC Issuer from time to time, (c) those Persons primarily engaged in private equity, venture capital or mezzanine or distressed lending and identified in writing by the Guarantor to the LC Issuer from time to time and (d) Affiliates of the Persons or entities referred to in clauses (a) and (b) above to the extent clearly identifiable by name or identified in writing by the Guarantor to the LC Issuer from time to time; provided that notwithstanding anything herein to the contrary, in no event shall any supplement to the list of Disqualified Institutions apply retroactively to disqualify any Persons that have previously acquired a participation interest under this Agreement that is otherwise permitted by this Agreement, but upon the effectiveness of such designation, any such Person may not acquire any additional participations; provided, further, that no supplement to such list shall be effective until the third Domestic Business Day following the LC Issuer’s receipt of such supplement in writing; provided, further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with a competitor or its controlling owner shall be deemed not to be a competitor of the Guarantor or any of its Subsidiaries.

“Dividing Person” has the meaning set forth in the definition of “Division.”

“Division” means the division of assets, liabilities, and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and the sign “$” means lawful money in the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:

(1)a notification by the LC Issuer to the Guarantor that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the LC Issuer and the Guarantor to trigger a fallback from LIBO Rate.

“Early Termination” has the meaning set forth in the definition of “Material Unpaid Derivative Product Indebtedness.”

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.02.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“EQ AZ” means EQ AZ Life RE Company, an Arizona corporation.

“Equity Issuance” means, with respect to any Person, (a) any issuance or sale by such Person of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options issued to directors, officers or employees of such Person in their capacity as such and any Capital Stock issued upon the exercise thereof) or (iii) any other security or instrument representing Capital Stock (or the right to obtain any Capital Stock) in such Person or (b) the receipt by such Person of any contribution to its capital (whether or not evidenced by any equity security) by any other Person; provided that Equity Issuance shall not include, with respect to any Subsidiary of the Guarantor, any such issuance or sale by such Subsidiary to the Guarantor or another Subsidiary or any capital contribution by the Guarantor or another Subsidiary to such Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Event of Default” has the meaning set forth in Section 6.01.

“Evergreen Letter of Credit” has the meaning set forth in Section 2.01.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (or on any such day that is not a Domestic Business Day, on the immediately preceding Domestic Business Day), as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or other senior financial officer of the Guarantor, in each case, to the extent duly authorized to deliver certifications hereunder.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the date hereof, executed by the Guarantor in favor of the LC Issuer.

“Guarantor” means Equitable Holdings, Inc., a Delaware corporation, and its successors.

“Hybrid Instruments” means Securities (as defined below) that are given at least some equity credit by S&P or Moody’s (and as to which, in the case of any Hybrid Instrument issued after the Effective Date, the Guarantor shall have provided evidence of such equity credit to the LC Issuer), provided that the term “Hybrid Instruments” shall exclude any Securities to the extent recorded in the shareholder’s equity section of the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries most recently filed with the SEC. As used herein “Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Hybrid Instrument Amount” means, with respect to any Hybrid Instruments, the principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Instrument that is accorded equity credit treatment by S&P and/or Moody’s at the time of issuance thereof; provided that, (i) in the case such Hybrid Instruments are given equity credit by both S&P and Moody’s, the higher of the two amounts shall apply, (ii) the equity credit treatment given by S&P and Moody’s to any Hybrid Instrument at the time of issuance shall be deemed to apply to such Hybrid Instrument to the extent such Hybrid Instrument remains outstanding, irrespective of any change in the equity credit treatment given by either such rating agency to such Hybrid Instrument at any time after the date of issuance (it being agreed, for avoidance of doubt, that any change in the amount or percentage of the equity credit given to such Hybrid Instrument that is contemplated in the equity credit treatment given to such Hybrid Instrument as of the date of issuance (including, without limitation, any such change resulting from the life to maturity of such Hybrid Instrument or the amount of all such Hybrid Instruments as a percentage of total adjusted capital (as determined by S&P or Moody’s)) shall continue to be given effect after the date of issuance in determining the Hybrid Instrument Amount), unless such change results from an amendment or modification to such Hybrid Instrument, and (iii) the Hybrid Instrument Amount

that is included in the determination of Adjusted Consolidated Net Worth shall not, at any time, exceed 15% of Consolidated Total Capitalization.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Guarantor that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insurance Subsidiary” means any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

“Investment Entity” means a joint venture, partnership, limited liability company or other Person that is not wholly-owned by the Guarantor or any of its Subsidiaries, in respect of which none of the Guarantor or any of its Subsidiaries directly or indirectly exercises or has the contractual right (pursuant to the terms of the relevant joint venture agreement, partnership agreement, operating agreement or limited liability company agreement or similar agreement) to exercise day-to-day management or control over the business or affairs of such Person (provided, that the Guarantor or its Subsidiaries shall not be considered to have control solely as a result of having a veto or consent right over certain material actions or decisions, including, without limitation, the incurrence of indebtedness or other obligations or the entry into certain other material transactions).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LC Issuer” means Natixis, New York Branch, in its capacity as LC Issuer hereunder.

“LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the relevant Subsidiary Account Party at such time.

“Letter of Credit” means each letter of credit issued under Section 2.01.

“LIBO Rate” means, for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such interest period.

“LIBO Screen Rate” means, for any day and time, with respect to any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such interest period as displayed on such day and time on the applicable Bloomberg screen page that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the LC Issuer in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Margin Stock” has the meaning given to it in Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Guarantor and its Consolidated Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Credit Documents or the material rights and remedies of the LC Issuer under the Credit Documents.

“Material Subsidiary” means (a) any Subsidiary that has total assets (including, without limitation, Capital Stock of its Subsidiaries) in excess of 10% of the total assets of the Guarantor and its Consolidated Subsidiaries (based upon and as of the date of the filing of the most recent consolidated balance sheet of the Guarantor delivered pursuant to Section 4.04 or 5.01) and (b) any Subsidiary of the Guarantor whose Subsidiaries include one or more Material Subsidiaries. In the event that the aggregate total assets of the Material Subsidiaries represents less than 80% of the consolidated total assets of the Guarantor and its Consolidated Subsidiaries (as reported on the Guarantor’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01), the Guarantor shall promptly designate by written notice to the LC Issuer an additional Subsidiary or Subsidiaries as Material Subsidiaries in order that, after such designation, the aggregate total assets of the Material Subsidiaries represent at least 80% of the consolidated total assets of the Guarantor and its Consolidated Subsidiaries (as reported on the Guarantor’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01).

“Material Unpaid Derivative Product Indebtedness” means, at any time, any obligations of the Guarantor or any of its Material Subsidiaries then due and payable by the Guarantor or any of its Material Subsidiaries in respect of one or more swap contracts (giving effect to any legally enforceable netting agreements) as a result of such swap contracts being terminated, accelerated or closed-out by the counter-party prior to the scheduled termination of such swap contracts (an “Early Termination”), where such Early Termination was the result of an event of default or other similar breach of such swap contracts attributable to the Guarantor or any of its Material Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means a bank that is a bank listed on the most current “List of Qualified U.S. Financial Institutions” approved by the NAIC (the “NAIC Approved Bank List”) (or any branch or related entity of such bank that qualifies as a Qualified U.S. Financial Institution in accordance with the Purposes and Procedures Manual of the NAIC Investment Analysis Office).

“NAIC Approved Bank List” has the meaning set forth in the definition of “NAIC Approved Bank”.

“NAIC-Compliant Provisions” has the meaning set forth in Section 2.01(a).

“Net Proceeds” means, with respect to any Equity Issuance, the aggregate cash proceeds received in respect of such Equity Issuance, net of all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Guarantor) in connection therewith; provided that Net Proceeds of any Equity Issuance shall not include any proceeds received in respect of the exercise of stock options held by officers, directors, employees, or consultants of the Guarantor or any of its Subsidiaries.

“Non-Operating Indebtedness” of any Person means, at any date, all Debt (other than Operating Indebtedness) of such Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Domestic Business Day, for the immediately preceding Domestic Business Day); provided that if none of such rates are published for any day that is a Domestic Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the LC Issuer from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Credit Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding

“Obligor” means each of the Guarantor and each Subsidiary Account Party.

“Operating Indebtedness” of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of or supporting (including any Guarantee of Debt in respect thereof) AXXX, XXX and other similar life reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support AXXX, XXX and other similar life reserves, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Guarantor and its Subsidiaries being called upon to make such principal and interest payments, (e) excluded entirely from financial leverage by both S&P and Moody’s in their evaluation of such person, (f) consisting of loans and other obligations owing to Federal Home Loan Banks or (g) (i) incurred by or on behalf of collateralized loan obligation investment vehicles managed by AB Broadly Syndicated Loan Manager LLC, including as a part of customary warehouse financing, or (ii) incurred by Investment Entities, in the case of each of (i) and (ii) for which there is no recourse to the Guarantor and its Subsidiaries.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by United Sates-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Interests” has the meaning set forth in Section 5.08.

“Parent” means, with respect to the LC Issuer, any Person as to which the LC Issuer is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 8.05(b).

“Participant Register” has the meaning set forth in Section 8.05(b).

“Patriot Act” has the meaning set forth in Section 4.16.

“Payment Account” means an account designated by the LC Issuer in a notice to the Guarantor to which payments hereunder are to be made.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PTE” means a prohibited transaction exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the LC Issuer) or any similar release by the Federal Reserve Board (as determined by the LC Issuer). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the LC Issuer in its reasonable discretion.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933, as amended from time to time, and as interpreted by the SEC.

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“S&P” means Standard and Poor’s Ratings Services.

“Sanctions” has the meaning set forth in Section 4.16.

“Sanctions Laws” has the meaning set forth in Section 4.16.

“SEC” means Securities and Exchange Commission or any governmental body, agency or official succeeding to its principal functions.

“Secured Obligations” has the meaning set forth in Section 2.02(e).

“SOFR” means, with respect to any Domestic Business Day, a rate per annum equal to the secured overnight financing rate for such Domestic Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Domestic Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Statutory Statement” means a statement of the condition and affairs of an Insurance Subsidiary, prepared in accordance with accounting procedures and practices prescribed or permitted by an applicable insurance regulatory authority or the NAIC, as modified in accordance with permitted practices approved by an applicable insurance regulatory authority, and filed with an applicable insurance regulatory authority or the NAIC.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Guarantor, but excluding:  (i) the AB Entities, and (ii) the Investment Entities.

“Subsidiary Account Party” means EQ AZ and each other direct or indirect Subsidiary of the Guarantor that becomes a Subsidiary Account Party in accordance with the terms of Section 8.11, until such time as such Subsidiary ceases to be a Subsidiary Account Party in accordance with the terms of Section 8.11.

“Subsidiary Joinder Agreement” means a joinder to this Agreement, substantially in the form of Exhibit C.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the LC Issuer to the Guarantor of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the LC Issuer that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the LC Issuer and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.03 that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“VA Adjustment Amount” means, at any date, an amount equal to the GMxB accounting asymmetry portion of the “Variable annuity product features” adjustments set forth under “Non-GAAP Operating Earnings” in the notes to the financial statements of the Guarantor and its Consolidated Subsidiaries for the fiscal quarter ended March 31, 2021 plus such amount for each subsequent fiscal quarter for which financial statements have been delivered to the LC Issuer in accordance with Section 5.01, on a cumulative basis and without duplication; provided that such adjustments shall be determined in a manner substantially consistent with past practice as reflected in the calculation for the fiscal quarter ended March 31, 2021 that was provided to the LC Issuer prior to the Effective Date.  The VA Adjustment Amount may be a positive value (in which case it shall increase Adjusted Consolidated Net Worth) or negative value (in which case it shall reduce Adjusted Consolidated Net Worth) or zero.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02Accounting Terms and Determinations.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements or statutory statements, as of the Effective Date, except as otherwise specifically prescribed herein.

(b)If at any time any change in GAAP would affect the computation of any requirement set forth in any Credit Document, and either the Guarantor or the LC Issuer shall so request, the LC Issuer and the Guarantor shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the LC Issuer); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Guarantor shall provide to the LC Issuer financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

ARTICLE II

THE CREDITS

SECTION 2.01Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein, at the request of any Subsidiary Account Party at any time and from time to time during the Commitment Availability Period, the LC Issuer agrees to issue Letters of Credit denominated in Dollars for the account of such Subsidiary Account Party, that will not result in the aggregate outstanding amount of the LC Exposure of the LC Issuer exceeding the aggregate amount of the Commitment of the LC Issuer.

Each Letter of Credit shall be a standby letter of credit in substantially the form attached hereto as Exhibit A, with such changes therein as may be requested by the relevant Subsidiary Account Party, so long as the LC Issuer approves such changes.  Each Letter of Credit shall be unconditional.  Notwithstanding the foregoing, subject to the terms and conditions of this Agreement, if the relevant Subsidiary Account Party requests that a Letter of Credit include additional provisions (or revisions to the form attached hereto as Exhibit A) in order to satisfy the requirements for letters of credit under credit-for-reinsurance provisions in the jurisdiction of organization of the beneficiary of such Letter of Credit with respect to reinsurance reserve credit requirements by providing written notice to the LC Issuer at least five (5) Domestic Business Days prior to issuance of such Letter of Credit (or such shorter time as may be agreed by the LC Issuer) specifying the requested additional provisions and a summary of the reasons therefor, such Letter of Credit shall include such requested or revised provisions (such provisions, “NAIC-Compliant Provisions”) unless the issuance of such Letter of Credit with any such NAIC-Compliant Provisions would, in the reasonable judgment of the LC Issuer, materially increase the potential liability of the LC Issuer, and the Guarantor or the Subsidiary Account Party has not otherwise agreed to compensate the LC Issuer for any such increased liability in a manner reasonably acceptable to the LC Issuer.  The LC Issuer shall not be obligated to verify that any requested NAIC-Compliant Provisions satisfy such requirements for reserve credit.

(b)Notice of Issuance, Amendment or Extension. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Subsidiary Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to the LC Issuer, not later than noon (New York City time) two Domestic Business Days (or such shorter time as the LC Issuer may agree in a particular instance in its sole discretion) prior to the requested date of issuance, amendment or extension, a notice, substantially in the form of Exhibit B-1 hereto (or such other form as may be agreed between such Subsidiary Account Party and the LC Issuer, requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension, as the case may be (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.01(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend or extend, as the case may be) such Letter of Credit (which shall comply with Section 2.01(a)).

If requested by the LC Issuer, the Subsidiary Account Party also shall submit a letter of credit application on standard form of the LC Issuer, in connection with any request for a Letter of Credit.  The standard form letter of credit application of the LC Issuer is attached hereto as Exhibit B-2.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Subsidiary Account Party to, or entered into by the Subsidiary Account Party with, the LC Issuer, relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Unless otherwise specified by the relevant Subsidiary Account Party, each Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the LC Issuer shall give notice to the beneficiary thereof on or before the date that is 60 days prior to the stated

expiration date (or such shorter or longer period of time as may be agreed between the Guarantor and the LC Issuer, but in no event shorter than 30 days) that such expiry date shall not be extended (each such Letter of Credit, an “Evergreen Letter of Credit” and such notice, a “Non-Extension Notice”) (it being understood and agreed that, notwithstanding any provision of this Agreement to the contrary, the renewal of an Evergreen Letter of Credit upon an automatic extension shall not require any notice or request to be delivered under Section 2.01(b) or under such Letter of Credit); provided, that each Letter of Credit shall by its terms expire no later than one year after the Commitment Termination Date with a properly executed Non-Extension Notice.

(c)Limitations on Amounts and Daily Transactions.  Each Letter of Credit shall be issued, amended or extended if and only if (and upon such issuance, amendment or extension of each Letter of Credit the Guarantor shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, the aggregate outstanding amount of the LC Exposure of the LC Issuer shall not exceed the aggregate amount of the Commitment of the LC Issuer.

In no event may more than 25 issuances, amendments and/or extensions of Letters of Credit occur on any day, unless the LC Issuer shall otherwise agree.

(d)Expiry Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that each Letter of Credit shall contain “evergreen” provisions for the renewal or extension thereof to a date not later than one year after the then current expiry date thereof) or (ii) the first anniversary of the Commitment Termination Date with a properly executed Non-Extension Notice.  The Guarantor shall cause any Letter of Credit outstanding on or after the date that is five Domestic Business Days prior to the Commitment Termination Date to be cash collateralized in accordance with Section 2.02(e) on or prior to such date and for so long as such Letter of Credit is outstanding.

(e)Extensions to the Commitment Termination Date.  Subject to (i) the absence of any Default or Event of Default that has occurred and is continuing at the time of any extension request and (ii) the written approval being given by the LC Issuer for the relevant extension request, on or prior to the date that is 30 days prior to each of the first three anniversaries of the Effective Date, upon the Obligors’ request, the Commitment Termination Date will be extended by one additional year, such that if the Obligors exercise each of the three election options, the Commitment Termination Date shall be eight years from the Effective Date.

(f)Conditions to Issuance.  The LC Issuer shall have no obligation to issue Letters of Credit, so long as:

(i)Any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Letter of Credit;

(ii)Any law applicable to LC Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuer with respect to any such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the LC Issuer in good faith deems material to it;

(iii)Except as otherwise agreed by LC Issuer, such Letter of Credit is in an initial amount less than $1,000,000;

(iv)Such Letter of Credit is to be denominated in a currency other than US Dollars; or

(v)Such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

SECTION 2.02Reimbursement for LC Disbursements, Cover, Etc.

(a)Reimbursement. If the LC Issuer shall make any LC Disbursement in respect of any Letter of Credit, the relevant Subsidiary Account Party shall reimburse the LC Issuer in respect of any such LC Disbursement by paying to the LC Issuer an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the Domestic Business Day immediately following the day that the relevant Subsidiary Account Party receives notice of such LC Disbursement.

(b)Reimbursement Obligations Absolute. The obligations of the relevant Subsidiary Account Party to reimburse LC Disbursements as provided in Section 2.02(a) and of the Guarantor, as guarantor, as provided in the Guarantee Agreement, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to the Guarantor or any Subsidiary Account Party, the time for any performance of or compliance with any of such reimbursement obligations of any Subsidiary Account Party or party thereto shall be waived, extended or renewed, (v) any of such reimbursement obligations of any Subsidiary Account Party or party thereto shall be amended or otherwise modified in any respect, or any guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the LC Issuer as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in Section 6.01(g) or (h) with respect to any other Subsidiary Account Party or party thereto of any of such reimbursement obligations, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Subsidiary Account Party or party thereto of any of such reimbursement obligations, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of the obligations of the Guarantor or any Subsidiary Account Party hereunder.

Neither the LC Issuer nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to any Obligor to the extent of any direct damages (as opposed to consequential, special, indirect and punitive damages, claims in respect of which are hereby waived by the Obligors to the extent permitted by applicable law) suffered by such Obligor that are caused by (x) the gross negligence or willful misconduct of the LC Issuer, as the case may be, or (y) its willful failure to make an LC Disbursement in respect of any drawing properly made under a Letter of Credit as provided in Section 2.02(c), in the case of each of the foregoing clauses (x) and (y), as determined in a final and non-appealable judgment by a court of competent jurisdiction. The parties hereto expressly agree that:

(i)the LC Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)the LC Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)this sentence shall establish the standard of care to be exercised by the LC Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(c)Disbursement Procedures. The LC Issuer shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. The LC Issuer shall promptly after such examination notify the Guarantor (who shall notify the relevant Subsidiary Account Party) by telephone (confirmed by telecopy) of such demand for payment. With respect to any drawing properly made under any such Letter of Credit, the LC Issuer will make an LC Disbursement in respect of such Letter of Credit in accordance with its liability under such Letter of Credit and this Agreement.  The LC Issuer will make any such LC Disbursement available to the beneficiary of such Letter of Credit by promptly crediting the amount of the LC Disbursement to the account identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by LC

Issuer in respect of any such Letter of Credit, the LC Issuer will notify the Guarantor (who shall notify the relevant Subsidiary Account Party) of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the relevant Subsidiary Account Party of its obligation to reimburse the LC Issuer with respect to any such LC Disbursement, the Guarantor of its guarantee pursuant to the Guarantee Agreement, or any of the relevant Subsidiary Account Party’s or the Guarantor’s obligations hereunder.

(d)Interim Interest. If any LC Disbursement is made, then, unless such LC Disbursement has been reimbursed in full on the date such LC Disbursement is made (without regard for when notice thereof is given), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the relevant Subsidiary Account Party reimburses such LC Disbursement, at the rate per annum equal to the Base Rate plus 1.00%.

(e)Provision of Cover. In the event the Guarantor or the Subsidiary Account Parties shall have provided (or be required to provide) cash collateral for outstanding Letters of Credit pursuant to Sections 2.01(d) or 6.01, the LC Issuer will establish a separate cash collateral account (the “Collateral Account”), which may be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code as in effect in New York (the “NY UCC”)), in the name and under the sole dominion and control of the LC Issuer (and, in the case of a securities account, in respect of which the LC Issuer is the “entitlement holder” (as defined in Section 8-102(a)(7) of the NY UCC)) into which there shall be deposited from time to time such amounts paid to the LC Issuer as cash collateral for the applicable LC Exposure. As collateral security for the prompt payment in full when due of the Obligations and all reimbursement obligations in respect of LC Disbursements, all interest thereon, and all other obligations of the Obligors under the Credit Documents whether or not then outstanding or due and payable (such obligations being herein collectively called the “Secured Obligations”), each Obligor hereby pledges and grants to the LC Issuer, for the benefit of the LC Issuer as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Secured Obligations until applied by the LC Issuer as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 2.02(e). Amounts on deposit in the Collateral Account shall be invested and reinvested by the LC Issuer in such short-term investments as the LC Issuer shall determine in its sole discretion. All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the LC Issuer and shall be credited to the Collateral Account. At any time, and from time to time, while an Event of Default has occurred and is continuing, the LC Issuer may liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of any of the Secured Obligations due and payable. If at any time (i) no Default has occurred and is continuing and (ii) all of the Secured Obligations then due have been paid in full but Letters of Credit remain outstanding, the LC Issuer shall, from time to time, at the request of the Guarantor, deliver to the relevant Obligor, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate undrawn face amount of all outstanding Letters of Credit. When all of the Secured Obligations shall have been paid in full, all Letters of Credit have expired or been terminated and the Commitment has terminated, the LC Issuer shall promptly deliver to the Guarantor, for account of the relevant Obligor, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

SECTION 2.03Benchmark Replacement.

(a)Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with clause (1), (2) or (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document.

(b)Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that, this clause (iii) shall not be effective unless the LC Issuer has delivered to the Guarantor a Term SOFR Notice. For the avoidance of doubt, the LC Issuer shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(c)In connection with the implementation of a Benchmark Replacement, the LC Issuer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)The LC Issuer will promptly notify the Guarantor of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (vi) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the LC Issuer pursuant to this Section 2.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.03.

(e)Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the LC Issuer in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the LC Issuer may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the LC Issuer may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Any determination, decision or election that may be made by the LC Issuer pursuant to this Section 2.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.03.

(g)The LC Issuer does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration of, submission of, calculation of or availability of or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to this Agreement, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as the LIBO Rate prior to its discontinuance or unavailability.

SECTION 2.04Fees.

(a)The Guarantor agrees to pay or cause the relevant Subsidiary Account Party to pay to the LC Issuer for its own account a commitment fee (“Commitment Fee”), which shall accrue at a rate separately agreed in writing among the Obligors and the LC Issuer on the actual daily unused amount of the Commitment of the LC Issuer during the period from and including the Availability Effective Date to but excluding the date that the Commitment terminates. Commitment Fees accrued through and including each Quarterly Date shall be payable in arrears on the fifteenth day following such Quarterly Date, commencing on the first such date to occur after the Availability Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after such date shall be payable on demand.

(b)The Guarantor agrees to pay or cause the relevant Subsidiary Account Party to pay to the LC Issuer for its own account a letter of credit fee with respect to each Letter of Credit, which shall accrue at a rate separately agreed in writing among the Obligors and the LC Issuer on the average daily aggregate undrawn amount of all outstanding Letters of Credit during the period from and including the Availability Effective Date to but excluding the later of the date on which the LC Issuer’s Commitment terminates and the date on which the LC Issuer ceases to have any LC Exposure. Letter of credit fees accrued through and including each Quarterly Date shall be payable in arrears on the fifteenth day following such Quarterly Date, commencing on the first Quarterly Date to occur after the Availability Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after such date shall be payable on demand.

(c)Each Subsidiary Account Party agrees to pay, on demand, to the LC Issuer (with respect to Letters of Credit issued for its account) for its own account, all commissions, charges, costs and expenses with respect to the issuance, amendment, renewal and extension of each such Letter of Credit and drawings and other transactions relating thereto in amounts reasonably and customarily charged from time to time in like circumstances by the LC Issuer or, as may be separately agreed from time to time by the Guarantor and the LC Issuer.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the LC Issuer. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.05Termination, Reduction of Commitment.

(a)Unless previously terminated, the Commitment shall automatically terminate on the Commitment Termination Date.

(b)The Guarantor may, upon notice to the LC Issuer by 10:00 a.m., New York City time, at least three Domestic Business Days prior to such termination or reduction, without premium or penalty, terminate at any time, or proportionately and permanently reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $5,000,000 (or such other amount that represents the aggregate amount of the Commitment at such time), the aggregate amount of the Commitment, provided that, after giving effect to such termination or any such reduction, the aggregate outstanding amount of the LC Exposure of the LC Issuer shall not exceed the aggregate amount of the Commitment of the LC Issuer. Such notice shall not thereafter be revocable by the Guarantor; provided, that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Guarantor upon the non-occurrence of such event by written notice to the LC Issuer prior to the date specified for such termination or reduction. Any termination or reduction of the Commitment shall be permanent.

SECTION 2.06Payments Generally.

(a)The Obligors shall make or cause to be made each payment required to be made by them hereunder (whether reimbursement of LC Disbursements, fees, amounts under Article VII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the LC Issuer, be deemed to have been received on the next succeeding Domestic Business Day for purposes of calculating interest thereon. All such payments shall be made to the LC Issuer at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Section 8.03 and Article VII shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Domestic Business Day or Euro-Dollar Business Day (as applicable), the date for payment shall be extended to the next succeeding Domestic or Euro-Dollar Business Day (as applicable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document shall be made in Dollars.

(b)If at any time insufficient funds are received by and available to the LC Issuer to pay fully all amounts of unreimbursed LC Disbursements in respect of Letters of Credit or interest thereon and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of such Letters of Credit, and (ii) second, to pay such unreimbursed LC Disbursements then due hereunder.

SECTION 2.07Computation of Interest and Fees.  Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.08Provisions Relating to NAIC Approved Banks.  The LC Issuer confirms that it is, as of the date of this Agreement, listed on the NAIC Approved Bank List.

ARTICLE III

CONDITIONS

SECTION 3.01Each Credit Extension.  The obligation of the LC Issuer to issue, amend, or extend any Letter of Credit is subject to the satisfaction (or waiver in accordance with Section 8.04) of the following conditions:

(a)the conditions precedent to effectiveness set forth in Section 3.02 shall have been satisfied (or waived in accordance with Section 8.04) and the Effective Date shall have occurred;

(b)180 days shall have elapsed since the Effective Date;

(c)receipt by the LC Issuer of a notice of issuance, amendment or extension, as the case may be, as required by Section 2.01(b);

(d)immediately before and after issuance, amendment or extension of such Letter of Credit no Default or Event of Default shall have occurred and be continuing; and

(e)the representations and warranties (other than, except with respect to an extension of credit on the Effective Date, the representations and warranties in Sections 4.04(d) and Section 4.05 (in the case of Section 4.05, as to matters that have been disclosed in writing to the LC Issuer)) of the applicable Obligors contained in this Agreement shall be true and correct in all material respects on and as of the date of such issuance, amendment or extension of such Letter of Credit (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each issuance, amendment or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Guarantor on the date of such issuance, amendment or extension, as the case may be, (i) as to the satisfaction of the conditions specified in clauses (a), (d) and (e) of this Section 3.01 and (ii) 180 days have elapsed since the Effective Date.

SECTION 3.02Effectiveness.  This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 8.04):

(a)receipt by the LC Issuer of counterparts of this Agreement and the Guarantee Agreement signed by each of the Persons listed on the signature pages hereto and thereto, as applicable;

(b)receipt by the LC Issuer of an opinion of internal and external counsel to the Guarantor addressed to it and dated the Effective Date, covering such matters relating to the Obligors, this Agreement or the transactions contemplated hereby as the LC Issuer shall reasonably request (and the Guarantor hereby requests such counsel to deliver such opinions);

(c)receipt by the LC Issuer of a certificate, dated the Effective Date and signed by a Financial Officer of the Guarantor, certifying: (i) (x) that the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of such date (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (y) no Default or Event of Default shall have occurred and be continuing, (ii) as to clause (g) of this Section 3.02 and (iii) calculations of Adjusted Consolidated Net Worth and Consolidated Total Indebtedness to Consolidated Total Capitalization calculated as of the last day of the most recently ended fiscal quarter for which financial statements of the Guarantor are available;

(d)receipt by the LC Issuer of such documents and certificates as the LC Issuer may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the transactions contemplated hereby and any other legal matters relating to each of the Obligors, this Agreement or the transaction contemplated hereby, all in form and substance reasonably satisfactory to the LC Issuer, including a certified copy of the resolutions (or equivalent approvals) of the Board of Directors (or equivalent governing body) of each Obligor, in form and substance reasonably satisfactory to the LC Issuer, authorizing the execution, delivery and performance of this Agreement and other Credit Documents;

(e)at least five (5) days prior to the Effective Date, (i) receipt by the LC Issuer of all documents, instruments and other information regarding any Obligor as it may reasonably request in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested from the Guarantor at least ten (10) days prior to the Effective Date and (ii) to the extent that any Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the LC Issuer that has requested, in a written notice to the Guarantor at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the applicable Obligor shall have such Beneficial Ownership Certification;

(f)receipt by the LC Issuer of evidence as of the Effective Date as to payment of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to the LC Issuer required to be paid as of the Effective Date and invoiced at least three (3) Domestic Business Days prior to the Effective Date) in connection with this Agreement, on or before the Effective Date; and

(g)there shall not have occurred a material adverse change since December 31, 2020 in the business, financial condition or operations of the Guarantor and its Consolidated Subsidiaries, taken as a whole.

The LC Issuer shall promptly notify the Guarantor of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

On the Effective Date, the Availability Effective Date and each other date as required by the Credit Documents, the Guarantor represents and warrants that:

SECTION 4.01Corporate Existence and Power.  The Guarantor (a) is a corporation duly incorporated and validly existing under the laws of the State of Delaware, (b) has (i) all corporate power and authority and (ii) all material governmental licenses, authorizations, consents and approvals required, in each case, to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b)(ii) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by each Obligor of this Agreement and the other Credit Documents to which it is a party are within such Obligor’s corporate, limited liability or partnership powers, have been duly authorized by all necessary corporate, limited liability company or partnership action, require no action by or in respect of, or filing with, any governmental body, agency or official (except such as have been completed or made and are in full force and effect) and do not contravene, or constitute a default under, any provision of (x) applicable law or regulation, (y) the articles of incorporation or by-laws or other constituent documents of such Obligor or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon any Obligor or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of any Obligor or any Material Subsidiary, except in each case referred to in the foregoing clauses (x) and (z) to the extent such contravention or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03Binding Effect.  This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of each of the Obligors, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04Financial Information; No Material Adverse Change.

(a)The consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries, and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended December 31, 2020, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to the LC Issuer, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for the period covered by such financial statements.

(b)The audited consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries as of March 31, 2021 and the related unaudited consolidated statements of income, cash flows and shareholders’ net investment for the period then ended copies of which have been delivered to the LC Issuer, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 4.04, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such period (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes).

(c)A copy of a duly completed and signed annual Statutory Statement or other similar report of or for each Insurance Subsidiary that is a Material Subsidiary or Subsidiary Account Party (other than EQ AZ) in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the year ended December 31, 2020 has been delivered to the LC Issuer and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(d)Except as set forth in the Guarantor’s Form 10-K for the fiscal year ended December 31, 2020, since December 31, 2020, there has been no material adverse change in the business, financial condition or operations of the Guarantor and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05Litigation.  Except as set forth in the sections entitled “Legal Proceedings” of the Guarantor’s Form 10-K for the fiscal year ended December 31, 2020 or Form 10-Q for the quarter ended March 31, 2021, there is no action, suit or proceeding pending, or to the knowledge of the Guarantor threatened, against any of the Obligors or any of the Guarantor’s Material Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document. The Guarantor has reasonably concluded that its, its Material Subsidiaries’ and the Subsidiary Account Parties’ compliance with Environmental Laws is unlikely to result in a Material Adverse Effect.

SECTION 4.06Compliance with ERISA.  Except as would not reasonably be expected to result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  Except as would not reasonably be expected to result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code (other than a bond or other security required in connection with the creation and adoption of a pension plan for the Guarantor) or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07Taxes.  The Guarantor and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any Subsidiary, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made (or the Guarantor or such Subsidiary has determined in its reasonable discretion that no reserve is required), or except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08Subsidiaries.  Each of the Guarantor’s Material Subsidiaries and each Subsidiary Account Party (a) is a corporation or limited liability company that is duly incorporated or organized, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all corporate or limited liability power (as applicable) and authority and all material governmental licenses, authorizations, consents and approvals, in each case, required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.09Not an Investment Company.  None of the Obligors or the Material Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10Obligations to be Pari Passu.  The obligations of each Obligor under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of such Obligor, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 4.11No Default.  No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which any Obligor or any Material Subsidiary is a party or by which any Obligor or any Material Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 4.12Material Subsidiaries and Subsidiary Account Parties.  Set forth as Schedule I hereto is a true, correct and complete list of each Material Subsidiary and Subsidiary Account Party, in each case designated as such, as of the date hereof.

SECTION 4.13Full Disclosure.  None of the reports, financial statements, certificates or other written information furnished by or on the behalf of the Guarantor to the LC Issuer in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made; provided that, (i) with respect to projected or pro forma financial information, the Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized) and (ii) with respect to statements, information and reports derived from Persons unaffiliated with the Guarantor, the Guarantor represents that it has no knowledge of any material misstatement therein. If applicable, as of the Effective Date, to the best knowledge of the Guarantor, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to the LC Issuer in connection with this Agreement is true and correct in all respects.

SECTION 4.14Hybrid Instruments. Set forth as Schedule II hereto is a true, correct and complete list of each Hybrid Instrument of the Guarantor and its Consolidated Subsidiaries outstanding as of the date hereof, specifying in each case the equity credit treatment given to each such Hybrid Instrument by S&P and/or Moody’s as of the Amendment No. 2 Effective Date.

SECTION 4.15Margin Regulations.  No Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the issuance of any Letter of Credit hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of any of the Obligors is represented by Margin Stock.

SECTION 4.16Sanctioned Persons; Anti-Corruption Laws; Patriot Act.  None of the Guarantor or any of its Subsidiaries or, to the knowledge of the Guarantor, any of their respective directors, officers, employees or agents is the target of any sanctions or economic embargoes administered or enforced by the U.S. Department of State, the Office of Foreign Assets Control of the U.S. Department of Treasury, the European Union, France or Her Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Guarantor and its Subsidiaries and their respective directors, officers and, to the knowledge of the Guarantor, employees and agents is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) applicable provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Patriot Act”) and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Money Laundering Laws”), except in each case to the extent that such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect or reasonably be expected to result in the LC Issuer violating any such Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws.  No part of the Letters of Credit will be used by any Obligor, directly or knowingly indirectly, (A) for the purpose of funding, financing or facilitating any activities or business of or with, or making any payments to, any Person or in any country or territory that, at the time of such funding, financing or facilitating, is the target of Sanction Laws in violation of applicable Sanctions Laws or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 4.17EEA Financial Institutions.  No Obligor is an EEA Financial Institution.

ARTICLE V

COVENANTS

Until the Commitment has expired or been terminated, all Letters of Credit shall have expired or terminated or been cash collateralized to the satisfaction of the LC Issuer and all LC Disbursements shall have been reimbursed, the Guarantor agrees that:

SECTION 5.01Information.

The Guarantor will deliver to each of the LC Issuer:

(a)on or before the date on which such financial statements are required to be filed with the SEC (or, if the Guarantor is not required to file such financial statements with the SEC, no later than 90 days after the end of each fiscal year of the Guarantor), the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)on or before the date on which such financial statements are required to be filed with the SEC (or, if the Guarantor is not required to file such financial statements with the SEC, 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor), the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of each quarter and the related consolidated statements of income, cash flows and shareholders’ equity for such quarter and for the portion of the Guarantor’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor’s previous fiscal year, all certified (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries delivered to the LC Issuer (except for changes concurred in by the Guarantor’s independent public accountants) by a Financial Officer;

(c)(I) substantially concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above a certificate of a Financial Officer of the Guarantor (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Section 5.07 on the date of such financial statements, (ii) stating that such Financial Officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such Financial Officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto, and (iii) a reconciliation to such financial statements of any inclusions to, or exclusions from, the calculations of Adjusted Consolidated Net Worth, Consolidated Total Indebtedness and Consolidated Total Capitalization, and (II) simultaneously with the delivery of each set of financial statements referred to in clause (a) and (b) above a certificate of a Financial Officer of the Guarantor specifying any changes to the list of Material Subsidiaries as of the last day of the fiscal period to which such financial statements relate;

(d)within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed annual Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary or a Subsidiary Account Party with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(e)within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed quarterly Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary or a Subsidiary Account Party with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official (it being understood and agreed that the Obligors shall have no obligation to deliver quarterly Statutory Statements if the filing of quarterly Statutory Statements is not required by the applicable government agency, body or official);

(f)within five Domestic Business Days of any Financial Officer of the Guarantor learning of the occurrence of any Default, a certificate of a Financial Officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

(g)promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Guarantor shall have filed with the SEC;

(h)promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(i)except to the extent prohibited by applicable law, regulatory policy, or regulatory restriction (as determined in the reasonable good faith judgment of the Guarantor), from time to time such additional information regarding the financial position or business of the Guarantor as the LC Issuer may reasonably request; provided that neither the Guarantor nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Guarantor or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Guarantor or any of its Subsidiaries to be in breach of such obligations; and

(j)promptly following any reasonable request therefor, information necessary for the LC Issuer to comply with applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act and, to the extent the Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation, in each case, as the LC Issuer may reasonably request.

Documents required to be delivered pursuant to Section 5.01 (a), (b), (d), (e) or (g) may be delivered electronically on the following Internet websites: (a) the Guarantor’s website at an address to be designated in writing to the LC Issuer, (b) with respect to Section 5.01(a), (b) or (g) the SEC’s website www.sec.gov (to the extent that any such documents are included in materials otherwise filed with the SEC) or (c) such other third party website that shall have been identified by the Guarantor in a notice to the LC Issuer and that is accessible by the LC Issuer without charge, and in each case if so delivered shall be deemed to have been delivered on the date such materials are publically available; provided that (i) the Guarantor shall deliver electronic copies of such information to the LC Issuer promptly upon the request of the LC Issuer and (ii) the Guarantor shall have notified the LC Issuer of the posting of such documents delivered pursuant to Section 5.01(a), (b), (d) and (e).

SECTION 5.02Payment of Obligations.  Each Obligor will pay and discharge, and the Guarantor will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, that if not paid, would reasonably be expected to result in a Material Adverse Effect, except where (a) the same may be contested in good faith by appropriate proceedings, (b) such Obligor or such Material Subsidiary has set aside, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided that, for avoidance of doubt, solely with respect to tax liabilities, an obligation shall be considered to be delinquent or in default for purposes of this Section only if there has first been notice and demand therefore (as defined in Section 6306 of the Code and similar provisions of applicable law) by a tax authority.

SECTION 5.03Conduct of Business and Maintenance of Existence.  The Guarantor will continue, and will cause each Material Subsidiary and Subsidiary Account Party to continue, to engage in the business of insurance and/or investment management or businesses incidental, related or complementary thereto and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary and Subsidiary Account Party to preserve, renew and keep in full force and effect (a) their respective corporate existence and (b) their respective rights, privileges, licenses and franchises, other than, in the case of the foregoing clause (b), the loss of which would not reasonably be expected to result in a Material Adverse Effect; except that if at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, (i) any Subsidiary may merge with or into the Guarantor, provided that the Guarantor shall be the surviving entity, (ii) any Material Subsidiary or Subsidiary Account Party may merge with or into any other Subsidiary, provided that such Material Subsidiary or Subsidiary Account Party shall be the surviving entity or, if such Material Subsidiary or Subsidiary Account Party is not the surviving entity, the surviving entity shall be deemed to be a Material Subsidiary or caused to become a Subsidiary Account Party in accordance with Section 8.11, as applicable, (iii) any Material Subsidiary or Subsidiary Account Party may sell, transfer, lease or otherwise dispose of its assets to the Guarantor or to another Material Subsidiary or Subsidiary Account Party and (iv) the Guarantor or any Subsidiary Account Party may merge or consolidate with another Person in accordance with the terms of Section 5.09. Notwithstanding the foregoing, the Guarantor may liquidate or dissolve any Subsidiary if (i) the board of directors of the Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Guarantor and its Subsidiaries, taken as a whole, (ii) the assets of such liquidated or dissolved Subsidiary are received by (x) in the case of the liquidation or dissolution of a Material Subsidiary, a Material Subsidiary or the Guarantor, (y) in the case of the liquidation or dissolution of a Subsidiary Account Party, a Subsidiary Account Party or the Guarantor or (z) in the case of any other liquidation or dissolution, a Subsidiary or the Guarantor and (iii) in the case of the liquidation or dissolution of a Subsidiary Account Party, such Subsidiary Account Party is terminated as a Subsidiary Account Party in accordance with the terms of Section 8.11(b).

SECTION 5.04Maintenance of Property; Insurance.

(a)The Guarantor will keep, and will cause each Material Subsidiary and Subsidiary Account Party to keep, all property useful and necessary in its business in good working order and condition, except, in each case, to the extent that failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(b)The Guarantor will maintain, and will cause each Material Subsidiary and Subsidiary Account Party to maintain (either in the name of the Guarantor or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case as is consistent with sound business practice for companies in substantially the same industry as the Guarantor and its Material Subsidiaries and Subsidiary Account Parties; and the Guarantor will furnish to the LC Issuer, upon request, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05Compliance with Laws.  The Guarantor will comply, and will cause each Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials (including, without limitation, Sanctions Laws, Anti-Corruption Laws, Anti-Money-Laundering Laws, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where such non-compliance therewith would not (A) reasonably be expected to have a Material Adverse Effect and (B) in the case of the laws, rules, regulations and orders referred to in Section 4.16, reasonably be expected to result in the LC Issuer violating such laws, rules, regulations or orders.

SECTION 5.06Inspection of Property, Books and Records.  The Guarantor will keep, and will cause each Material Subsidiary and Subsidiary Account Party to keep, proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all dealings and transactions in relation to its business and activities; and, subject in all cases to Section 8.09, will permit, and will cause each Material Subsidiary and Subsidiary Account Party to permit, representatives of the LC Issuer to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours; provided that such inspections shall be limited to once per fiscal year of the Guarantor, unless an Event of Default shall have occurred and be continuing, in which case such inspection rights may be exercised as often as the LC Issuer desires and at the expense of the Guarantor; provided, further, that neither the Guarantor nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Guarantor or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Guarantor or any of its Subsidiaries to be in breach of such obligations.

SECTION 5.07Financial Covenants.

(a)Minimum Adjusted Consolidated Net Worth.  From and after the Effective Date, the Guarantor will not permit its Adjusted Consolidated Net Worth, calculated as of the end of each fiscal quarter, to be less than an amount equal to the sum of (i) $8,187,000,000 plus (ii) 50% of the aggregate amount of the Net Proceeds of Equity Issuances by the Guarantor and its Subsidiaries after March 31, 2021.

(b)Total Indebtedness to Total Capitalization Ratio.  From and after the Effective Date, the Guarantor will not permit the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Total Capitalization to exceed 0.35 to 1.00, calculated as of the last day of each fiscal quarter.

SECTION 5.08Negative Pledge.  The Guarantor will not, and will not permit any Subsidiary to, create or suffer to exist any Lien upon any present or future Capital Stock or any other Ownership Interests (as defined below) of any of its Material Subsidiaries (other than any Subsidiary established primarily for the purpose of reinsuring liabilities associated with the level premium term business, the universal life business with secondary guarantees or variable annuities of the Guarantor or any Insurance Subsidiary).  As used herein “Ownership Interests” means, with respect to any Person, all of the shares of Capital Stock of such Person and all debt securities of such Person that can be converted or exchanged for Capital Stock of such Person, whether voting or nonvoting, and whether or not such Capital Stock or debt securities are outstanding on any date of determination.

SECTION 5.09Consolidations, Mergers, Divisions and Sales of Assets.  No Obligor will (i) consolidate or merge with or into any other Person, or consummated a Division as the Dividing Person, or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any other Person; provided that the Guarantor or any Subsidiary Account Party may merge or consolidate with another Person if (x) the Guarantor or such Subsidiary Account Party, as applicable, is the corporation surviving such merger or consolidation or, in the case of a merger or consolidation by a Subsidiary Account Party with and into another Person where such other Person is the surviving entity, such Person meets the requirements for a Subsidiary Account Party set out in Section 8.11 and is or becomes a Subsidiary Account Party pursuant to Section 8.11 and (y) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing.

SECTION 5.10Use of Credit.  Each Subsidiary Account Party shall use each Letter of Credit issued under this Agreement for its general corporate purposes, including, without limitation, to support variable annuity policy and reinsurance reserve credit requirements.  No Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the issuance of any Letter of Credit hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of any of the Obligors will be represented by Margin Stock.

SECTION 5.11Obligations to be Pari Passu.  The obligations of each Obligor under this Agreement and the other Credit Documents to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the such Obligor, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 5.12Certain Debt.  The Guarantor will not at any time permit the sum of (i) Non-Operating Indebtedness of the Guarantor that is secured by a Lien on any property or assets of the Guarantor and its Subsidiaries and (ii) Non-Operating Indebtedness of the Subsidiaries of the Guarantor to exceed $500,000,000, except (a) Debt set forth in Schedule III hereto, (b) Debt of any Subsidiary of the Guarantor owing to the Guarantor or another Subsidiary of the Guarantor and (c) additional Debt not permitted by the immediately preceding clauses (ii)(a) or (b) consisting of surplus notes issued by Subsidiaries of the Guarantor that are operating Insurance Subsidiaries in an aggregate amount of up to $1,000,000,000 outstanding at any time.

ARTICLE VI

DEFAULTS

SECTION 6.01Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)(i) any Obligor shall fail to pay when due any reimbursement obligation in respect of an LC Disbursement or (ii) any Obligor shall fail to pay when due any interest on any LC Disbursement or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for five Domestic Business Days;

(b)any Obligor shall fail to observe or perform any covenant contained in Sections 5.01(f), 5.03(a), 5.07 through 5.12, inclusive, or its obligation to provide cash collateral pursuant to the last sentence of Section 2.01(d);

(c)any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Credit Documents (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Guarantor by the LC Issuer;

(d)any representation, warranty, certification or statement made by any Obligor in this Agreement, any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect (or incorrect in any material respect if such representation or warranty is not qualified by materiality or Material Adverse Effect) when made (or deemed made);

(e)any Obligor or any Material Subsidiary shall (i) fail to make any payment in respect of any Debt (other than extensions of credit hereunder) having a principal amount then outstanding of not less than $200,000,000 when due, and such failure shall continue beyond any applicable grace period or (ii) fail to make any payment in respect of any Derivative Financial Product when due, and such failure shall continue beyond any applicable grace period (and for this clause (ii) excluding, for the avoidance of doubt, any amount the payment of which is being disputed in good faith in accordance with the dispute resolution procedures provided for in the contract governing such Derivative Financial Product), the non-payment of which would give rise to any Obligor or Material Subsidiary owing Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $200,000,000, in the case of each of clauses (i) and (ii), except where such non-payment has been cured or waived prior to the exercise of any remedies under this Article VI (including, but not limited to, the termination of the Commitment hereunder);

(f)any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than extensions of credit hereunder) having a principal or face amount then outstanding of not less than $200,000,000 of any Obligor or any Material Subsidiary, or an early termination event shall arise with respect to any Derivative Financial Product that creates, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Financial Product, a Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $200,000,000;

(g)any Obligor or any Material Subsidiary shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)an involuntary case or other proceeding shall be commenced against any Obligor or any Material Subsidiary seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Obligor or any such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of any Obligor or any Material Subsidiary or of the assets or any substantial part thereof of any Obligor and any Material Subsidiary or any other similar remedy;

(i)any of the following events or conditions shall occur, which, in the aggregate, would reasonably be expected to involve possible taxes, penalties and other liabilities in an aggregate amount that results in a Material Adverse Effect: (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would reasonably be expected to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

(j)a judgment or order for the payment of money in excess of $200,000,000 (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against any Obligor or a Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k)a Change of Control shall have occurred; or

(l)at any time after the execution and delivery thereof: (i) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of the LC Issuer to take any action within its control; or (ii) any Obligor shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the LC Issuer, under any Credit Document to which it is a party;

then, and in every such event, and at any time thereafter during the continuance of such event, the LC Issuer may, by notice to the Guarantor take any or all of the following actions, at the same or different times: (i) terminate the Commitment and it shall thereupon terminate, (ii) declare all accrued interest, fees and other obligations of the Obligors to be due and payable, and thereupon the accrued interest and all fees and other obligations of the Guarantor accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors, (iii) demand cash collateral from the relevant Obligors in immediately available funds in an amount equal to the then aggregate undrawn amount of all Letters of Credit pursuant to Section 2.02(e) and (iv) enforce any remedies in respect of assets subject to a security interest in favor of the LC Issuer, including applying any cash collateral to repay any outstanding Obligations; provided that, in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Guarantor, without any notice to the Guarantor or any other act by the LC Issuer, the Commitment shall thereupon terminate and any accrued interest and all fees and other obligations of the Guarantor accrued hereunder, and the obligations to provide cash collateral under clause (iii) above, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Guarantor.

SECTION 6.02Default Interest.  Effective upon (i) the occurrence of any Event of Default under clauses (a)(i), (g) or (h) of Section 6.01 or (ii) the demand by the LC Issuer during the continuance of any other Event of Default, and, in each case, for as long as such Event of Default is continuing, all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) shall bear interest at a rate that is 2.0% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

ARTICLE VII

CHANGE IN CIRCUMSTANCES

SECTION 7.01Increased Cost and Reduced Return.

(a)Except with respect to the taxes which are governed solely by Section 7.02, if on or after the date hereof, in the case of any Letter of Credit or any obligation to issue, renew or extend any Letter of Credit, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the LC Issuer (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the LC Issuer (or its Applicable Lending Office), shall impose on the LC Issuer (or its Applicable Lending Office) or its obligation to issue Letters of Credit, any outstanding Letters of Credit or reimbursement claims in respect of LC Disbursements, or shall subject the LC Issuer (or its Applicable Lending Office) to any taxes not governed by Section 7.02 on its letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost or expense to the LC Issuer (or its Applicable Lending Office) of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the LC Issuer (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by the LC Issuer to be material, then, within 15 days after demand by the LC Issuer, the Guarantor shall pay to the LC Issuer such additional amount or amounts as will compensate the LC Issuer for such increased cost or reduction.

(b)If the LC Issuer shall have determined that, after the Effective Date (subject to clause (d) below), the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the LC Issuer (or its Parent) as a consequence of the LC Issuer’s obligations hereunder to a level below that which the LC Issuer (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by the LC Issuer to be material, then from time to time, within 15 days after demand by the LC Issuer, the Guarantor shall pay to the LC Issuer such additional amount or amounts as will compensate the LC Issuer (or its Parent) for such reduction.  Notwithstanding anything to the contrary in this Section 7.01, the Guarantor shall not be required to compensate the LC Issuer pursuant to Section 7.01(a) or (b) for any amounts incurred more than 270 days prior to the date that the LC Issuer notifies the Guarantor of the LC Issuer’s intention to claim compensation therefor, to the extent the LC Issuer had knowledge of the circumstances giving rise to such claim for compensation and its effects on the rate of return on capital in respect of this facility prior to such 270 day period; provided that, if the change in law giving rise to any such increased cost or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)The LC Issuer will promptly notify the Guarantor of any event of which it has knowledge, occurring after the date hereof, which will entitle the LC Issuer to compensation pursuant to this Section 7.01. A certificate of the LC Issuer claiming compensation under this Section 7.01 and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, the LC Issuer’s computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, the LC Issuer may use any reasonable averaging and attribution methods.

(d)Notwithstanding anything herein to the contrary, for purposes of this Section 7.01, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the LC Issuer for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the Effective Date, regardless of the date enacted, adopted or issued; provided that the LC Issuer shall not demand compensation pursuant to this Section 7.01 as a result of increased cost or reduced return resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of the LC Issuer to demand such compensation from similarly situated borrowers (to the extent that, with respect to such increased cost or reduced return, the LC Issuer has the right to do so under its credit facilities with similarly situated borrowers).

SECTION 7.02Taxes.

(a)For purposes of this Section 7.02, the following terms have the following meanings:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment by the Guarantor pursuant to this Agreement or any other Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by the Guarantor pursuant to this Agreement or any other Credit Document, and all liabilities with respect thereto, but excluding, in the case of the LC Issuer, (i) taxes imposed on its net income (however denominated), and franchise, branch profits or similar taxes imposed on it, by a jurisdiction under the laws of which the LC Issuer is organized or in which its principal executive office is located or, in the case of the LC Issuer, in which its Applicable Lending Office is located, (ii) taxes on or measured by its overall net income (however denominated), or any similar taxes imposed on it, imposed by reason of any present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) imposing such taxes, other than connections arising solely as a result of the recipient’s execution and delivery of this Agreement, the making of any extension of credit hereunder or the performance of any action provided for hereunder, (iii) in the case of the LC Issuer, U.S. federal withholding taxes imposed on amounts payable to or for the account of the LC Issuer with respect to an applicable interest in the Credit Agreement pursuant to a law in effect on the date on which the LC Issuer acquires such interest in the Credit Agreement or the LC Issuer changes its lending office, except in each case to the extent that, pursuant to this Section 7.02, amounts with respect to such taxes were payable either to the LC Issuer’s assignor immediately before the LC Issuer became a party hereto or to the LC Issuer immediately before it changed its lending office, (iv) taxes attributable to such recipient’s failure to comply with Section 7.02(d) or Section 7.02 (e) and any U.S. federal backup withholding Tax, and (v) any U.S. Federal withholding Taxes imposed by FATCA (all such excluded taxes enumerated in (i)–(v), “Excluded Taxes”).  If the form provided by the LC Issuer pursuant to Section 7.02 (d) at the time the LC Issuer first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Guarantor under this Agreement or any other Credit Document shall be excluded from the definition of “Taxes”.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, but excluding any such taxes described in clause (ii) of the definition of Excluded Taxes imposed with respect to an assignment.

“Withholding Agent” means the Guarantor.

(b)Any and all payments by any Withholding Agent to or for the account of the LC Issuer hereunder or under any other Credit Document shall be made free and clear and without deduction or withholding for any Taxes or Other Taxes; provided that, if any Withholding Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments (for the avoidance of doubt, other than Excluded Taxes), (i) the sum payable by the Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 7.02) the LC Issuer receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Withholding Agent (as the case may be) shall make such deductions or withholdings, (iii) such Withholding Agent (as the case may be) shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Guarantor shall promptly furnish to the LC Issuer, at its address referred to in Section 8.01, the original or a certified copy of a receipt evidencing payment thereof.

(c)The Guarantor agrees to indemnify the LC Issuer for the full amount of Taxes or Other Taxes, for the avoidance of doubt, other than Excluded Taxes, (including, without limitation, any Taxes or Other Taxes imposed or asserted on amounts payable under this Section 7.02), whether or not correctly or legally imposed, paid by the LC Issuer and reasonable expenses arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after LC Issuer makes demand therefor.  Notwithstanding anything herein to the contrary, the Guarantor shall not be under any obligation to indemnify the LC Issuer under this Section 7.02 with respect to (i) any amounts withheld or deducted by the Guarantor prior to the date that is 270 days prior to the date that the LC Issuer makes a written demand therefor or (ii) any Indemnified Taxes paid by the LC Issuer if written demand therefor is made to the Guarantor on a date that is 270 days after the date the LC Issuer filed the tax return with respect to which such Indemnified Taxes relate.

(d)The LC Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Guarantor, at the time or times reasonably requested by the Guarantor, such properly completed and executed documentation reasonably requested by the Guarantor as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the LC Issuer, if reasonably requested by the Guarantor, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Guarantor as will enable the Guarantor to determine whether or not the LC Issuer is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, on or prior to the date of this Agreement, (i) LC Issuer, if it is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Guarantor two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable), certifying in either case that the LC Issuer is entitled to receive payments under this Agreement without or with reduced deduction or withholding of any United States federal income taxes, and (ii) the LC Issuer, if it is incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Guarantor two duly completed copies of United States Internal Revenue Service Form W-9.  The LC Issuer, if it so delivers a Form W-9, W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable) further undertakes to deliver to the Guarantor two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Guarantor certifying that the LC Issuer is entitled to receive payments under this Agreement without or with reduced deduction or withholding of any United States federal income taxes, unless the LC Issuer promptly notifies the Guarantor in writing of its legal inability to do so.

(e)If a payment made to the LC Issuer under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if the LC Issuer fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the LC Issuer shall deliver to the Guarantor and the Withholding Agent at the time prescribed by law and at such times reasonably requested by the Withholding Agent or the Guarantor such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or the Guarantor sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that the LC Issuer has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. The LC Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Guarantor and the Withholding Agent in writing of its legal inability to do so.

(f)For any period with respect to which the LC Issuer has failed to provide the Guarantor with the appropriate form as required by Section 7.02 (d) or Section 7.02 (e) (whether or not the LC Issuer is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), the LC Issuer shall not be entitled to indemnification under Section 7.02 (b) or (c) with respect to any withholding of the United States federal income tax resulting from such failure; provided that if the LC Issuer, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such commercially reasonable steps as the LC Issuer shall reasonably request to assist the LC Issuer to recover such Taxes from the applicable governmental authority.

(g)The LC Issuer shall, at the request of the Guarantor, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Guarantor if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of the LC Issuer pursuant to this Section 7.02 which may thereafter accrue and would not, in the sole judgment of the LC Issuer, require the LC Issuer to disclose any confidential or proprietary information or be otherwise disadvantageous to the LC Issuer.  Furthermore, if the LC Issuer determines, it its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 7.02 (including the payment of additional amounts pursuant to this Section 7.02), it shall pay to the indemnifying party an amount equal to such refund, net of all out-of-pocket expenses of such Indemnitee and without interest (other than interest paid by the relevant governmental authority).  Such indemnifying party, upon the request of such Indemnitee, shall repay to such Indemnitee the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Indemnitee is required to repay such refund to such governmental authority.

(h)Notwithstanding the foregoing, nothing in this Section 7.02 shall interfere with the rights of the LC Issuer to conduct its fiscal or tax affairs in such manner as it deems fit.

SECTION 7.03Mitigation Obligations.  If the LC Issuer requests compensation under Section 7.01, or if the Guarantor is required to pay any additional amount to the LC Issuer or any governmental body, agency or official for the account of the LC Issuer pursuant to Section 7.02, then the LC Issuer shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its LC Exposure hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the LC Issuer (with the concurrence of the Guarantor), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.01 or 7.02, as the case may be, in the future and (ii) would not subject the LC Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to the LC Issuer. The Guarantor hereby agrees to pay all reasonable costs and expenses incurred by the LC Issuer in connection with any such designation or assignment.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (a) in the case of any Obligor, at the Guarantor’s address set forth on the Guarantor’s signature page hereof, (b) in the case of the LC Issuer, at its address or telecopier number set forth on its respective signature page hereof, or (c) in the case of any other party, such other address or telecopier number as such party may hereafter specify for the purpose by notice to the LC Issuer and the Guarantor. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (ii) if given by telecopier, when transmitted to the telecopier number specified in this Section 8.01 or (iii) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section 8.01; provided that notices to the LC Issuer under Article II or Article VIII shall not be effective until received.

The LC Issuer or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 8.02No Waivers.  No failure or delay by the LC Issuer in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03Expenses; Indemnification; Non-Liability of the LC Issuer.

(a)The Guarantor shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the LC Issuer and its Affiliates, including reasonable and documented fees and disbursements of one primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and a single regulatory counsel, for the LC Issuer, in connection with the preparation, due diligence, administration, closing and enforcement of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder (it being understood and agreed that the aggregate fees and disbursement of counsel to the LC Issuer and its Affiliates prior to the Effective Date shall not exceed $30,000) and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the LC Issuer, including fees and disbursements of one firm of primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and a single regulatory counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)Each Obligor agrees to indemnify the LC Issuer, its Affiliates and its directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, reasonable and documented out-of-pocket costs and expenses of any kind, including, without limitation, costs of settlement and the reasonable and documented out-of-pocket fees and disbursements of one counsel for the Indemnitees, which may be incurred by such Indemnitee in connection with, or as a result of, any actual or prospective claim, litigation, investigation or any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto or whether such proceeding is brought by an Obligor, its equity holders or its creditors) relating to or arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby; (ii) any Letter of Credit (or any drawing honored thereunder) or the use of proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit); or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing clauses (i) and (ii), whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall have the right to be indemnified hereunder to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) the material breach in bad faith by such Indemnitee of its material obligations hereunder or (z) any claim, litigation, or proceeding solely among Indemnitees brought by any Indemnitee against another Indemnitee that does not involve an act or omission (or alleged act or omission) by the Guarantor or any of its Subsidiaries, in the case of each of the foregoing clauses (x) and (y), as determined in a final and non-appealable judgment by a court of competent jurisdiction.  Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c)To the fullest extent permitted by applicable law, the Guarantor shall not assert, and hereby waives, any claim against the any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Letter of Credit or the use of the proceeds thereof.  None of the Guarantor or its Related Parties shall have any liability under this Section 8.03 for special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of this Agreement or any agreement or instrument contemplated hereby or the transactions contemplated hereby; provided, that this sentence shall not limit the Guarantor’s indemnification obligations herein to the extent that such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder.

(d)The agreements in this Section 8.03 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 8.04Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Obligors and the LC Issuer.

SECTION 8.05Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Obligor may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the LC Issuer.

(b)The LC Issuer may at any time grant to one or more banks or other institutions (other than to any Disqualified Institution) (each a “Participant”) participating interests in its Commitment or any or all of its Letters of Credit. In the event of any such grant by the LC Issuer of a participating interest to a Participant, whether or not upon notice to the Guarantor, the LC Issuer shall remain solely responsible for the performance of its obligations hereunder, and the Guarantor shall continue to deal solely and directly with the LC Issuer in connection with the LC Issuer’s rights and obligations under this Agreement. Any agreement pursuant to which the LC Issuer may grant such a participating interest shall provide that the LC Issuer shall retain the sole right and responsibility to enforce the obligations of the Guarantor hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the LC Issuer will not agree to any modification, amendment or waiver of this Agreement described in the proviso of Section 8.05(a) without the consent of the Participant. The Guarantor agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) of this Section shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). The LC Issuer that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Guarantor, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that the LC Issuer shall not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Letter of Credit or other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the LC Issuer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)The LC Issuer may at any time assign to one or more NAIC Approved Banks all (but not a portion of) of its rights and obligations under this Agreement with (and subject to) the written consent (which in each case shall be exercised in its sole discretion) of each Obligor.

(d)The LC Issuer may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of the LC Issuer, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System or other central banks. No such assignment shall release the LC Issuer from its obligations hereunder.

(e)No Participant shall be entitled to receive any greater payment under Section 7.01 or 7.02 than the LC Issuer would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Guarantor’s prior written consent, (ii) by reason of the provisions of Section 7.03 requiring such Participant to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 8.06New York Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8.07Judicial Proceedings.

(a)Submission to Jurisdiction.  Each Obligor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b)Appointment of Agent for Service of Process.  Each Subsidiary Account Party irrevocably designates and appoints the Guarantor, and the Guarantor hereby accepts such appointment, at its office in New York, New York set forth beneath the Guarantor’s signature on the signature page hereof, as the authorized agent of such Subsidiary Account Party, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section 8.07 in any federal or New York State court sitting in New York City. Said designation and appointment shall be irrevocable by each Subsidiary Account Party until all reimbursement obligations, interest thereon and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof and thereof or, if earlier, when such Subsidiary Account Party is terminated as a Subsidiary Account Party hereunder pursuant to Section 8.11.

(c)Service of Process.  Each Obligor hereby consents to process being served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section 8.07 in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in subsection (b) of this Section 8.07; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to such Obligor at its address specified on the signature page hereof (or, in the case of any Subsidiary Account Party, on the signature page of the Subsidiary Joinder Agreement to which it is a party) or to any other address of which such Obligor shall have given written notice to the LC Issuer. Each Obligor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Obligor in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Obligor.

(d)No Limitation on Service or Suit.  Nothing in this Section 8.07 shall affect the right of the LC Issuer to serve process in any other manner permitted by law or limit the right of the LC Issuer to bring proceedings against the Guarantor in the courts of any jurisdiction or jurisdictions.

SECTION 8.08Counterparts; Integration; Headings.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.09Confidentiality.  The LC Issuer agrees that it will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided under this Agreement by or on behalf of the Guarantor (hereinafter collectively called “Confidential Information”), subject to the LC Issuer’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or by a self-regulatory body or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the LC Issuer shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Guarantor or any of its Subsidiaries and Affiliates, (d) right to provide such information to participants, prospective participants, prospective assignees or assignees pursuant to Section 8.05 (with the consent of the Guarantor (such consent not to be unreasonably withheld)) to its agents if prior thereto such participant, prospective participant, prospective assignee or agent agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 8.09 as if it were the LC Issuer, (e) right to disclose any such Confidential Information in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) with the prior written consent of the Guarantor, right to disclose any such Confidential Information on a confidential basis to any rating agency in connection with rating the Guarantor or its Subsidiaries or this facility and (g) right to provide such information with the Guarantor’s prior written consent. Notwithstanding the foregoing, any such information supplied to the LC Issuer, participant, prospective participant or prospective assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge.

SECTION 8.10WAIVER OF JURY TRIAL.  EACH OBLIGOR AND THE LC ISSUER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.11Joinder and Termination of Subsidiary Account Party.

(a)Any direct or indirect wholly-owned Subsidiary of the Guarantor that is organized under the laws of the United States and that is organized, licensed or regulated under applicable law as an insurance or reinsurance company may, upon the request of the Guarantor at any time, upon not less than three Domestic Business Days’ notice to the LC Issuer, become a party to this Agreement as a Subsidiary Account Party, provided that such Subsidiary shall have delivered an executed Subsidiary Joinder Agreement, substantially in the form of Exhibit C hereto, to the LC Issuer for acceptance by it, and provided further that on and as of the date of acceptance of such Subsidiary Joinder Agreement by the LC Issuer (i) no Default or Event of Default shall have occurred and be continuing, (ii) the LC Issuer shall have received all documents and instruments as they may reasonably request related to such Subsidiary, including legal opinions and information required to comply with “know your customer” or similar identification requirements of the LC Issuer, in each case, to the reasonable satisfaction of the LC Issuer and (iii) such Subsidiary Account Party shall be deemed to have appointed the Guarantor as its authorized agent pursuant to Section 8.07(b) to accept service of any and all process which may be served in any suit, action or proceeding of any nature in any federal or New York State court sitting in New York City arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby.

(b)The Guarantor may, at any time at which a Subsidiary Account Party shall not be an account party with respect to an outstanding Letter of Credit and shall not have any outstanding Obligations hereunder, terminate such Subsidiary Account Party as a Subsidiary Account Party hereunder by delivering an executed notice thereof, substantially in the form of Exhibit D hereto, to the LC Issuer. Immediately upon the receipt by the LC Issuer of such notice, all commitments of the LC Issuer to issue Letters of Credit for the account of such Subsidiary Account Party and all rights of such Subsidiary Account Party hereunder shall terminate and such Subsidiary Account Party shall immediately cease to be a Subsidiary Account Party hereunder; provided that all obligations of such Subsidiary Account Party as a Subsidiary Account Party hereunder arising in respect of any period in which such Subsidiary Account Party was, or on account of any action or inaction by such Subsidiary Account Party as, a Subsidiary Account Party hereunder shall survive such termination.

SECTION 8.12USA PATRIOT Act.  The LC Issuer hereby notifies each Obligor that pursuant to the requirements of the Patriot Act, the LC Issuer may be required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow the LC Issuer to identify each Obligor in accordance with said Act.

SECTION 8.13No Fiduciary Duty.  The LC Issuer and its Affiliates (collectively, solely for purposes of this Section 8.13, the “LC Issuer”), may have economic interests that conflict with those of the Obligors, their respective stockholders and/or their affiliates. The Guarantor agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the LC Issuer, on the one hand, and the Guarantor, its stockholders or its affiliates, on the other. The Guarantor acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the LC Issuer, on the one hand, and the Guarantor, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the LC Issuer has not assumed an advisory or fiduciary responsibility in favor of the Guarantor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the LC Issuer has advised, is currently advising or will advise the Guarantor, its stockholders or its Affiliates on other matters) or any other obligation to the Guarantor except the obligations expressly set forth in the Credit Documents and (y) the LC Issuer is acting solely as principal and not as the agent or fiduciary of the Guarantor, its management, stockholders or creditors or any other Person. The Guarantor acknowledges and agrees that the Guarantor has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Guarantor agrees that it will not claim that the LC Issuer has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Guarantor, in connection with such transaction or the process leading thereto.

SECTION 8.14Right of Setoff.  If an Event of Default shall have occurred and be continuing, the LC Issuer and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the LC Issuer or any such Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor at the time existing under this Agreement held by the LC Issuer or its Affiliates, irrespective of whether or not the LC Issuer or its Affiliate shall have made any demand under this Agreement and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the LC Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the LC Issuer under this Section 8.14 are in addition to other rights and remedies (including any other rights of setoff) which the LC Issuer may have. The LC Issuer agrees to notify the Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.15Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority, if applicable, and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTOR:

EQUITABLE HOLDINGS, INC.

By:
Name:
Title:

U.S. Federal Tax Identification No.: 90-0226248

1290 Avenue of the Americas
New York, NY 10104
Attention: Robin M. Raju, Senior Vice President and Treasurer
Tel: 212-314-4189

--with a copy to—

Yun Zhang, Vice President and Assistant Treasurer
Tel: 212-314-5030

[EQH – Signature Page to Reimbursement Agreement]

LC ISSUER:

NATIXIS, NEW YORK BRANCH, as LC Issuer

By:
Name:
Title:

By:
Name:
Title:

Address for Notices (for the LC Issuer):

Natixis, New York Branch
Office of the General Counsel
1251 Avenue of the Americas
New York, NY 10020
Attention: General Counsel
Fax: 212-891-1922
E-mail: legal.notices@natixis.com

Applicable Lending Office:

[EQH – Signature Page to Reimbursement Agreement]

EXHIBIT A

FORM OF NATIXIS LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY

Our N° [ ]

Applicant: [ ]

Issue Date: [ ]

Irrevocable Letter of Credit N° [ ]

Beneficiary:

[ ]

Attention:

[ ]

To: [●]

Dear Sirs

Ladies and Gentlemen:

We, [ ] (the “Issuing Bank”), hereby establish this irrevocable unconditional Standby Letter of Credit in favor of the aforesaid addressee (“Beneficiary”) for drawings up to United States Dollars [●] US$ [●], effective immediately. This Letter of Credit is issued by [ ]1 and is presentable and payable at [ ] for the amounts specified in any sight draft drawn hereunder, which amounts shall not, when aggregated with all other amounts paid by the Issuing Bank to the Beneficiary under this Letter of Credit, exceed the amount specified above, and expires with our close of business on [●] (the “Expiration Date”).  In no way are the obligations of the Issuing Bank under this Letter of Credit contingent upon reimbursement with respect thereto or upon the Issuing Bank’s ability to perfect any lien, security interest or any other reimbursement.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

[1]	Must be filled in with the names of a “qualified bank” within the meaning of New York Insurance Department Regulation 133, 11 N.Y.C.R.R. pt. 79, as amended from time to time, with a US Location.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honor your sight draft(s) drawn on the Issuing Bank, indicating its Letter of Credit number [ ], for all or any part of this Letter of Credit upon presentation to the Issuing Bank at [ ] on or before the expiration date or any automatically extended expiration date. The Issuing Bank makes this undertaking for an amount not to exceed the aggregate amount available under this Letter of Credit. Payment by the Issuing Bank with respect of amount owed by the Issuing Bank hereunder shall be transferred by the Issuing Bank to the Beneficiary’s account specified in the sight draft in form attached hereto as Appendix 1.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification.

It is a condition of this Letter of Credit that the Expiration Date shall be deemed to be automatically extended, without amendment, for one year from the Expiration Date hereof, or any future Expiration Date, unless at least sixty (60) days prior to any such Expiration Date, we notify you by registered mail or by overnight courier, addressed to [ ], that we elect not to consider this Letter of Credit extended for any such additional period.

This Letter of Credit is subject to and governed by the Laws of the State of New York and the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication N° 600) and, in the event of any conflict, the Laws of the State of New York will control. If this Letter of Credit expires during any interruption of business as described in Article 36 of said Publication N° 600, the Issuing Bank hereby specifically agrees to effect payment if this Letter of Credit is drawn against, in accordance with the terms and conditions of such Letter of Credit, within thirty (30) days after resumption of our business.

This Letter of Credit and the qualification of the Issuing Bank or confirming bank complies with New York Insurance Department Reg 133 (11 N.Y.C.R.R. Part 79), as of the date hereof. In compliance with Reg 133, this Letter of Credit is issued, presentable and payable at the physical location in the U.S. of a Qualified Bank.

Very truly yours

[ ]

as Issuing Bank

2

APPENDIX 1
Form of Demand (U.S. dollars)

[on Beneficiary’s letterhead]

Dear Sir/Madam

[Beneficiary]

LETTER OF CREDIT NO.

With reference to the above, we hereby claim payment of [●] U.S. dollars (USD [●]) the amount of which should be paid to the following account:

[●]

EXHIBIT B-1

[Form of Letter of Credit Request]

Natixis, New York Branch, as LC Issuer

under the Reimbursement Agreement referred to below

_________ __, ____

Attention:

Re:[●] (the "Subsidiary Account Party")

Reference is made to the Reimbursement Agreement, dated as of February 16, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Reimbursement Agreement"), among Equitable Holdings, Inc., the Subsidiary Account Parties party thereto and Natixis, New York Branch.  Capitalized terms used herein without definition are used as defined in the Reimbursement Agreement.

[The Subsidiary Account Party hereby gives you notice pursuant to Section 2.01(b) of the Reimbursement Agreement, of its request for your issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name and address of Beneficiary], in the amount of $________, to be issued on ________, ____ (the "Issue Date") with an expiration date of _________, ____. The requested terms and conditions of the Letter of Credit are contained in the form attached hereto.]

[The Subsidiary Account Party hereby gives you notice pursuant to Section 2.01(b) of the Reimbursement Agreement, of its request for your amendment of the Letter of Credit attached hereto, currently issued for the benefit of [Name and address of Beneficiary]. The Subsidiary Account Party requests that the amended Letter of Credit be in the form attached hereto, for the benefit of the Beneficiary, in the amount of $________, to be amended as of  ________, ____ (the "Amendment Date") with an expiration date of _________, ____. The requested terms and conditions of the amended Letter of Credit are contained in the form attached hereto.]

[The Subsidiary Account Party hereby gives you notice pursuant to Section 2.01(b) of the Reimbursement Agreement, of its request for your extension of the expiration date of the Letter of Credit attached hereto, for the benefit of [Name and address of Beneficiary]. The Subsidiary Account Party requests that the extension take effect on ________, ____ (the "Extension Date") with a new expiration date of _________, ____. The terms and conditions of the Letter of Credit otherwise remain the same and are contained in the Letter of Credit attached hereto.]

[●],
as the Subsidiary Account Party

By:
Name:
Title:

EXHIBIT B-2

Form of Letter of Credit Application

[See Attached]

EXHIBIT C

Form of Subsidiary Joinder Agreement

[                  ], 20[   ]

To Natixis, New York Branch

Office of the General Counsel

1251 Avenue of the Americas

New York, NY 10020

Re: Subsidiary Joinder Agreement

Ladies and Gentlemen:

Reference is made to the Reimbursement Agreement (the “Reimbursement Agreement”) dated as of February 16, 2018 among Equitable Holdings, Inc. (the “Guarantor”), the Subsidiary Account Parties party thereto and Natixis, New York Branch. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Reimbursement Agreement.

The Guarantor and the “Subject Subsidiary” (as identified on the signature pages below), have executed and hereby deliver this Subsidiary Joinder Agreement, pursuant to Section 8.11(a) of the Reimbursement Agreement, in order to designate the Subject Subsidiary as a Subsidiary Account Party to the Reimbursement Agreement.

Accordingly, the Guarantor and the Subject Subsidiary hereby represent and warrant and agree that as of the “Joinder Effective Date” (as defined below):

1.the Subject Subsidiary is [deemed to be a wholly-owned Subsidiary of the Guarantor pursuant to the last sentence of Section 8.11(a)][a direct or indirect wholly-owned Subsidiary of the Guarantor];

2.the Subject Subsidiary is subject to and bound by each of the obligations of a Subsidiary Account Party contained in the Reimbursement Agreement as if the Subject Subsidiary were an original signatory to such Reimbursement Agreement;

3.no Default or Event of Default has occurred and is continuing under the Reimbursement Agreement;

4.the guarantee of the Guarantor contained in Guarantee Agreement applies to all of the obligations of the Subject Subsidiary pursuant thereto; and

5.the Subject Subsidiary’s addresses for notices, other communications and service of process provided for in the Reimbursement Agreement shall be given in the manner, and with the effect, specified in Sections 8.01 and 8.07(c) of the Reimbursement Agreement to it at its “Address for Notices” specified on the signature pages below.

This Subsidiary Joinder Agreement shall become effective as of the date (the “Joinder Effective Date”) on which the LC Issuer confirms its acceptance of this Subsidiary Joinder Agreement as provided on the signature pages below in accordance with the terms of the Reimbursement Agreement. As of the Joinder Effective Date, the Subject Subsidiary shall be entitled to the rights, and subject to the obligations, of a Subsidiary Account Party contained in the Reimbursement Agreement. Except as expressly herein agreed with respect to the joinder of the Subject Subsidiary as a Subsidiary Account Party, the Reimbursement Agreement shall remain unchanged and in full force and effect.

This Subsidiary Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement. This Subsidiary Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

GUARANTOR

EQUITABLE HOLDINGS, INC.

By:
Name:
Title:

SUBJECT SUBSIDIARY

[_______________________]

a [___________________][corporation]

By:
Name:
Title:

Address for Notices

[______________________]
[______________________]
[______________________]

Attn:____________________

Tel:[___________________]
Fax:[___________________]

Agreed and Accepted:

this [____] [th] day of [____], 20[_]

NATIXIS, NEW YORK BRANCH,
as LC Issuer

By:
Name:
Title:

EXHIBIT D

Form of Subsidiary Termination Notice

[Date]

To: Natixis, New York Branch

From: Equitable Holdings, Inc. (the “Guarantor”)

Re:	Reimbursement Agreement (the “Reimbursement Agreement”) dated as of February 16, 2018 among the Guarantor, the Subsidiary Account Parties party thereto and Natixis, New York Branch (the “LC Issuer”)

The Guarantor hereby gives notice pursuant to Section 8.11(b) of the Reimbursement Agreement that, effective as of the date hereof and subject to the conditions set forth in Section 8.11(b) of the Reimbursement Agreement, [_________] is terminated as a Subsidiary Account Party under the Reimbursement Agreement and all commitments by the LC Issuer to issue Letters of Credit for account of such Subsidiary Account Party under the Reimbursement Agreement are hereby terminated.

Pursuant to Section 8.11(b) of the Reimbursement Agreement, the Guarantor hereby certifies that there is no LC Exposure outstanding with respect to any Letter of Credit outstanding with respect to which [_________] is the account party.

All obligations of [_________] arising in respect of any period in which [_________] was, or on account of any action or inaction taken by [_________] as, a Subsidiary Account Party under the Reimbursement Agreement shall survive the termination effected by this notice.

Terms used herein have the meanings assigned to them in the Reimbursement Agreement.

EQUITABLE HOLDINGS, INC.

By
Authorized Officer

SCHEDULE I

MATERIAL SUBSIDIARIES AND SUBSIDIARY ACCOUNT PARTIES

Material Subsidiaries

1. Equitable Financial Services, LLC

2. Equitable Financial Life Insurance Company

Subsidiary Account Parties

1.  EQ AZ Life RE Company

SCHEDULE II

HYBRID INSTRUMENTS

None.

SCHEDULE III

DEBT

None.